Exhibit 99.1

Sphere 3D Corp. Reports Second Quarter 2023 Financial Results and Operational Updates

TORONTO, Ontario, Canada, August 14, 2023- Sphere 3D Corp. ("Sphere 3D" or the "Company") (Nasdaq: ANY), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, today reported financial results for the second quarter ended June 30, 2023.

Q2 2023 Highlights and Recent Developments

  Revenue increased 189% year-over-year to $5.5 million.
  Mined 178.4 Bitcoin, representing a 381% increase year-over-year.
  As of June 30, 2023, the Company held 10.2 Bitcoin with a market value of $0.6 million.
  As of August 11, 2023, the Company increased total operating hash rate to 1.35 EH/s.

CEO Comments

"I'm pleased to report that we delivered very strong results and made significant progress in our operations during the quarter," said Patricia Trompeter, CEO of Sphere 3D. "We increased our operating hashrate to 1.0 EH/s at the end of June 2023 from just under 0.1 EH/s in the same period last year.  This resulted in a 381% increase in Bitcoin mined year-over-year from 37.1 to 178.4. Looking forward, we are excited to complete our near-term target of 1.5 EH/s and achieve positive operating cash flows on a run-rate basis at prevailing market levels."

Three Months Ended June 30, 2023 Financial Results

• Bitcoin production was 178.4 Bitcoin, compared to 37.1 in same period last year, an increase of 381%.

• Revenue was $5.5 million, compared to $1.9 million in same period last year, an increase of 189%.

• Digital mining revenue was $5.0 million, compared to $1.2 million in same period last year, an increase of 317%.

• Operating costs and expenses were $10.2 million, compared to $17.3 million in same period last year, a reduction of 41%.

• Net loss attributable to common shareholders was $4.8 million, or a net loss of $0.44 per share, compared to a net loss attributable to common shareholders of $40.7 million, or a net loss of $4.31 per share, in same period last year.

Six Months Ended June 30, 2023 Financial Results

• Bitcoin production was 348.5 Bitcoin, compared to 55.3 in same period last year, an increase of 530%.

• Revenue was $8.5 million, compared to $3.3 million in same period last year, an increase of 158%.

• Digital mining revenue was $7.5 million, compared to $2.0 million in same period last year, an increase of 275%.

• Operating costs and expenses were $16.9 million, compared to $33.8 million in same period last year, a reduction of 50%.

• Net loss attributable to common shareholders was $8.3 million, or a net loss of $0.78 per, compared to a net loss attributable to common shareholders of $55.3 million, or a net loss of $5.96 per share, in same period last year.

About Sphere 3D

Sphere 3D Corp. (Nasdaq: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to increasing shareholder value while honoring its commitment to strict environmental, social, and governance standards.  For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions.  Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov.  These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contact

Kurt Kalbfleisch, CFO, Sphere 3D

Investor.relations@sphere3d.com

Sphere 3D Corp.

Condensed Consolidated Statements of Operations

(in thousands of U.S. dollars, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenues:
Digital mining revenue	$4,966	$1,211	$7,490	$1,958
Service and product revenue	500	710	1,002	1,335
Total revenues	5,466	1,921	8,492	3,293

Operating costs and expenses:
Cost of digital mining revenue	4,074	619	6,039	974
Cost of service and product revenue	209	341	507	700
Sales and marketing	277	264	551	495
Research and development	227	139	497	253
General and administrative	3,634	7,788	7,105	16,757
Depreciation and amortization	1,375	7,485	2,400	13,849
Loss on disposal of property and equipment	251	-	251	-
Realized gain on sale of digital assets	(139)	-	(772)	-
Impairment of digital assets	254	679	350	770
Total operating expenses	10,162	17,315	16,928	33,798
Loss from operations	(4,696)	(15,394)	(8,436)	(30,505)
Other income (expense):
Interest expense	(1,173)	-	(1,173)	-
Interest income and other expense, net	1,113	281	1,364	745
Forgiveness of note receivable	-	(13,145)	-	(13,145)
Impairment of investments	-	(12,429)	-	(12,429)
Net loss before taxes	(4,756)	(40,687)	(8,245)	(55,334)
Provision for income taxes	4	-	4	-
Net loss	(4,760)	(40,687)	(8,249)	(55,334)
Less: Non-controlling interest - income	67	-	83	-
Net loss available to common shareholders	$(4,827)	$(40,687)	$(8,332)	$(55,334)

Net loss per share:
Net loss per share basic and diluted	$(0.44)	$(4.31)	$(0.78)	$(5.96)
Shares used in computing net loss per share:
Basic and diluted	11,051,588	9,449,735	10,673,876	9,285,878

 Sphere 3D Corp.

Condensed Consolidated Balance Sheet

(in thousands of U.S. dollars)

(unaudited)

	June 30,	December 31,
	2023	2022
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$506	$1,337
Digital assets, net	626	1,695
Other current assets	3,546	7,252
Total current assets	4,678	10,284
Property and equipment, net	28,695	34,259
Intangible assets, net	8,666	9,477
Funds held in trust account	8,542	10,297
Other assets	20,697	18,699
Total assets	$71,278	$83,016

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities	$7,160	$6,200
Other long-term liabilities	5,675	5,784
Total temporary equity	30,541	36,467
Total shareholders' equity	27,902	34,565
Total liabilities, temporary equity, and shareholders' equity	$71,278	$83,016